Exhibit (n): Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV – ES NY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 37 to the Registration Statement on Form N-6, 333-44644 of RiverSource® Variable Universal Life IV/RiverSource® Variable Universal Life IV—Estate Series of our report dated April 20, 2017 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 21, 2017 with respect to the financial statements of RiverSource of New York Account 8, which appear in Post-Effective Amendment 32 to the Registration Statement on Form N-6, 333-42257. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 24, 2017